EXHIBIT 21.1

                               STAGE STORES, INC.
                              LIST OF SUBSIDIARIES
                                FEBRUARY 1, 1997

Specialty Retailers, Inc., a Texas corporation.

SRI Receivables Purchase Co., Inc., a Delaware corporation.